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                           REVOLVING CREDIT AGREEMENT

         REVOLVING CREDIT AGREEMENT dated as of ____________ 19___ between Hertz Computer Corporation, a New York corporation, Me "Borrower") and United Mizrahi Bank and Trust Company, a New York chartered commercial bank (the "Bank"). The parties hereto hereby agree as follows:

                                   ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

          1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

         "Advance(s)" shag have the meaning assigned to such term in
Section 2.01.

          "Affiliate" means Any person (1 ) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Revolving Credit Agreement, as amended, supplemented, or modified from time to time.

          "Business Day" means any day other than a Saturday, Sunday, or other day on which the Bank is closed.

          "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

          "Collateral" means all property which is subject or is to be subject to the Lien granted by the Security Agreement.

          "Commitment" means the Bank's obligation to make Advances to the Borrower pursuant to Section 2.01 in the amount referred to therein.

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         "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

         "Debt" means (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) ail guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

         "Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Eligible Accounts Receivable" means that portion of the accounts receivable consisting of domestic accounts actually owing to Borrower by its account debtors subject to no counterclaim, defense, setoff or deduction and for goods already shipped and/or services actually rendered, excluding, however, any account: (1 ) with respect to which any portion thereof is more than ninety (90) days past due; 12) which is owing by any account debtor affiliated with Borrower (except those accounts receivable owed by Hertz Computer Information Systems (1985) Ltd.) or with any of its shareholders, directors or officers, as determined by the Bank in its sole discretion; (3) the assignment of which is subject to any requirements set forth in any Assignment of Claims Act except to the extent such requirements are satisfied; or (4) which has otherwise been excluded by the Bank, which Bank reserves the right to do, in Bank's sole discretion, for the purposes hereof. It is understood and acknowledged that the Bank has the absolute right to exclude any particular company and/or any particular receivable from the definition of Eligible Accounts Receivable, irrespective of whether such company or such type of receivable was previously deemed acceptable by the Bank ) all borrowing against Eligible Accounts Receivable shall be subject to an eighty percent (80 % ) advance rate. Eligible Accounts Receivable from Israel are limited to twenty five percent (25%) of the advance rate.

          "Eligible Inventory" means that portion of the inventory consisting of inventory in the possession and control of Borrower, which has not been excluded by Bank, which it reserves the right to do, in Bank's sole discretion, for the purposes hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

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          "Event of Default" means any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
"GAAP" means generally accepted accounting principles in the United States.

         "Guarantor" means individually and collectively, Eli E. HERTZ, I. MARILYN HERTZ, HERGO ERGONOMIC SUPPORT SYSTEMS, INC. and HERTZ COMPUTER INFORMATION SYSTEMS (1985) LTD.

         "Guaranty" means the Absolute, Unconditional, Irrevocable and Continuing Guaranty(s) of Payment in substantially the form of Exhibit "A" to be delivered by the Guarantor under the terms of this Agreement.

         "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other)m, or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

         "Loan Documents" means this Agreement, the Note, the Security Agreement, and the Guaranty.;

         "Multiemployer Plan" means a Plan described in section 4001 (a)(3) of ERISA.

         "Note" shall have the meaning assigned to such term in Section 2.06.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

         "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

         "Prime Rate" means the rate of interest announced by the Bank from time to time by Citibank, N.A. as its prime commercial lending rate (the "Prime Rate"). Each change in the fluctuating interest rate hereunder shall take effect simultaneously with the corresponding change in the Prime Rate.

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         "Principal Office" means the Bank's office at 10 Rockefeller Plaza,
New York, NY 1 0020.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA of Section 4975 of the Code.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         "Security Agreement" means the Security Agreement in substantially the form of Exhibit "B", to be delivered by the Borrower under the terms of this Agreement.

         "Subordination and Subrogation Agreement" means the Subordination and Subrogation Agreement in substantially the form of Exhibit "C", to be delivered by the Borrower under the terms of this Agreement.

         "Subsidiary" means, as to the Borrower, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

         "Tangible Net Worth" means the total capital accounts (owned capital) less miscellaneous assets (intangibles).

"Termination Date" means June 30, 1996.

         Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

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                                   ARTICLE II
                        AMOUNT AND TERMS OF THE ADVANCES

         Section 2.01. Revolving Credit. The Bank agrees on the terms and conditions hereinafter set forth to make loans (the "Advances") to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date.

         Section 2.06 Note. All Advances made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit "D", duly completed, in the principal amount of One Million Dollars ($1,000,000.00), dated the date of this Agreement, payable to the Bank, and maturing as to principal on the Termination Date (the "Note"). The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note the amount of each Loan and of each payment of principal received by the Bank on account of the Advances, which endorsement shall, in the absence of obvious error, be conclusive as to the outstanding balance of the Advances made by the Bank and the Bank shall send notice of each Advance made to the Borrower; provided, however, that the failure to make such notation or give such notice with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.

         Section 2.07, Prepayments. The Borrower may prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial prepayment shall be in a principal amount not less than Fifteen Thousand ($1 5,000.00).

         Section 2.08 Method of Payment. The Borrower shall make each payment under this Agreement and under the Note not later than 11 a.m. on the date when due in lawful money of the United States to the Bank at its Principal Office in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of the Borrower with the Bank any amount so due and to so notify the Borrower. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extensions of time shall in such case be included in the computation of the payment of interest and the commitment fee, as the case may be.

         Section 2.09 Use of Proceeds. The Line shall be used to support Eligible Accounts Receivable.

         Section 2.10 Interest Rate and Payments on Advances. Interest on Advances made under the Line will accrue at the rate of One percent (1 %) (floating daily), above the

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Prime Rate, payable monthly, commencing the first day of the first month after the Closing Date (defined hereinafter) on all outstanding principal.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

         Section 3.01 Condition Precedent to Initial Advance. The obligation of the Bank to make the initial Loan to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

         (1) Note. The Note executed by the Borrower;

         (2) Security Agreement. A Security Agreement duly executed by the Borrower together with acknowledgment copies of the Financing Statements (WCC-1 ) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement;

         (3) Evidence of all corporate action by the Borrower. Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and such other document to be delivered pursuant to this Agreement in substantially the form of Exhibit "E";

         (4) Incumbency and signature certificate of the Borrower. A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement in substantially the form of Exhibit "F";

         (5) Opinion of counsel for the Borrower. A favorable opinion of counsel of the Borrower and as to such other matters as the Bank may reasonably request in substantially the form of Exhibit "G";

         (6) Evidence of all corporate action by the corporate Guarantor. Certified (as of the date of this Agreement) copies of all corporate action taken by the Corporate Guarantor, including resolutions of their respective Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which each is a party and each other document to be delivered pursuant to this Agreement in substantially the form of Exhibit " H ";

         (7) Incumbency and signature certificate of the Corporate Guarantor. A certificate (dated as of the date of this Agreement) of the Secretary of the respective Corporate Guarantor certifying the names and true signatures of the officers of the

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respective Corporate Guarantor authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the respective Corporate Guarantor under this Agreement in substantially the form of Exhibit "I";

         (8) Guarantv. A Guaranty duly executed by the Guarantors.

         (9) Subordination and Subronation. A Subordination and Subrogation Agreement in favor of the Bank subordinating and subrogating any and ail interest it may have in Borrower to the Bank and shall be executed by the following entities: Celia Levisky

         (10) Opinion of counsel for the Borrower. A favorable opinion of counsel of the respective corporate Guarantors and as to such other matters as the Bank may reasonably request in substantially the form of Exhibit "J";

         (11) Proof of Insurance. A non-assignable key man life insurance policy in the amount of One Million One Hundred Thousand Dollars
($1,100,000.00) on the life of Eli E. Hertz, naming the Bank as beneficiary, with such company as is acceptable to the Bank in its sole discretion;

         (12) Undertaken by Hertz computer Information Systems (1985) Ltd. to deliver Guarantv. An Undertaking by Hertz Computer Information Systems (1985) Ltd. to deliver Guaranty to Bank subject to approval under Israeli law.

         Section 3.02 Conditions Precedent to All Advances. The obligation of the Bank to make each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance;

                      (1) Borrower shall furnish to the Bank a Compliance Certificate in substantially the form of Exhibit "K" signed by a duly authorized officer of the Borrower dated the date of such Advance; and

                      (2) the Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

         Section 4.01 Incorporation, Good Standing, and Due Qualification. The Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and

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in good standing under the laws of each ether jurisdiction in which such qualification is required.

         Section 4.02 Corporate Power and Authority. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not 11 ) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture of loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or it's properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

         Section 4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrower, as the case may be, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

         Section 4.04 Financial Statements. The balance sheet of the Borrower as at August 31, 1994, and the related statements of income and retained earnings of the Borrower of the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of the accountants, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied and since August
31. 1994, there has been no material adverse change in the condition (financial or otherwise), business or operations of the Borrower. There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1 994. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

         Section 4.05 Labor Disputes and Acts of G-d. Neither the business nor the properties of the Borrower or the Guarantor are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of G-d or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business properties or the operation of the Borrower or the Guarantor as of the date of execution hereof.

         Section 4.06 Other Agreements. Neither the Borrower nor the Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter; or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or the Guarantor, or the ability of the Borrower or the Guarantor to carry out its obligations under the loan Documents to which it is a party. Neither the Borrower nor the Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants or conditions contained in any agreement of instrument material to its business to which it is a party.

         Section 4.07 Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries or the Guarantor before any court, governmental agency, or arbitrator other than as previously disclosed to the Bank in writing.

         Section 4.08 No Defaults on Outstanding Judgments or Orders. The Borrower and its Subsidiaries and the Guarantor have satisfied all judgments and neither the Borrower nor the Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

         Section 4.09 Ownership and Liens. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and none of its leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section
6.01 of this Agreement.

         Section 4.10 Subsidiaries and Ownership of Stock. Set forth in Exhibit "L" is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of ail liens.

         Section 4.11 ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or

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appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

         Section 4.12 Operation of Business. The Borrower and its Subsidiaries and the Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and its Subsidiaries and the Guarantor are not in violation of any valid rights of others with respect to any of the foregoing.

         Section 4.13 Taxes. The Borrower and each of its Subsidiaries and the Guarantor have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties as determined by its accounting professionals which are acceptable to the Bank. The federal income tax liabilities of the Borrower and its Subsidiaries have been paid for all taxable years up to and including the taxable year ended August 31, 1994.

         Section 4.14 Debt. Exhibit "M" is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extension of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Exhibit.

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                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will:

         Section 5.01 Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

         Section 5.02 Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

         Section 5.03 Maintenance of Properties. Maintain, keep, and preserve all of it's properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         Section 5.04 Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

         Section 5.05 Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

         Section 5.06 Compliance With Laws. Comply in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

         Section 5.07 Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and to discuss the affairs, finances, and accounts of the Borrower with any of their respective officers and directors and the Borrower's independent accountants, all at Borrower's sole expense.

         Section 5.08 Reporting Requirements. Furnish to the Bank:

         (1) Month Eligible Accounts Receivable. Monthly Eligible Accounts Receivable aging along with a borrowing base certificate duly signed by an authorized

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officer of the Borrower within 15 days after the end of each calendar month.
The borrowing base certificate shall specify the amount of goods on memo and shall be substantially in the form of Exhibit "N".

         (2) Annual Financial Statement. An unqualified, audited financial statement prepared in accordance with generally accepted accounting principles within 120 days of the end of its fiscal year. This financial statement must be addressed to the Bank and prepared by certified public accountants acceptable to the Bank.

                         ARTICLE Vl NEGATIVE COVENANTS

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will not: ,

         Section 6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its accounts receivable, now owned or hereafter acquired, not previously disclosed to the Bank in writing, except for liens in favor of the Bank.

         Section 6.02 Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except;

                      (1) Debt of the Borrower under this Agreement or the Note;

                      (2) Debt described in Exhibit "M" but no voluntary prepayments, renewals, extensions;

                      (3) Debt of the Borrower subordinated on terms satisfactory to the Bank to the Borrower's obligation under this Agreement and the Note;

                      (4) Debt incurred in the ordinary course of business.

         Section 6.03 Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1 ) any Subsidiary may merge into or transfer assets to the Borrower and (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

         Section 6.04 Leases. Create, incur, assume, or suffer to exist, or permit any subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (1) Capital Leases permitted by Section 6.01; (2) leases existing on the date of this Agreement and any extensions or renewals thereof; (3) leases (other than Capital Leases) which do not in the aggregate require the Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of One Hundred Thousand Dollars ( $100,000.00); and (4) leases between the Borrower and any Subsidiary or between any Subsidiaries.

         Section 6.05 Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

         Section 6.06 Dividends. If Borrower's tangible effective net worth is less than Seven Hundred Seventy Thousand Dollars ($770,000.00), declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or Otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that the Borrower { 1 ) may declare and deliver dividends and make distributions payable solely in common stock of the Borrower and (2) may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock.

         Section 6.07 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of it business; and (3) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower.

         Section 6.08 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except: (1 ) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least "A-1 " by Standard & Poor's Corporation or "P-1 " by Moody's Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less in an amount of One Hundred Thousand Dollars ($ 100,000.00) or less in any one particular bank or in such other amount as may be required to retain Federal Deposit Insurance Corporation coverage of said certificate of deposit; and (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower of any Subsidiary.

         Section 6.09 Guaranties, Etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         Section 6.10 Transaction With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in comparable arm's-length transaction with a Person not an Affiliate.

                                  ARTICLE Vl1
                              FINANCIAL COVENANTS

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement:

         Section 7.01 Loans to Affiliates. The Borrower shall not lend an amount greater than Two Hundred Seventy Five Thousand Dollars ($275,000.00) to Hergo Ergonomic Support Systems, Inc.The currently existing loan to Hergo Ergonomic Support Systems, Inc. shall be reduced by Seventy Five Thousand Dollars ($75,000.00) within six (6) months from the date of execution of this Agreement.

                                  ARTICLE Vl11
                               EVENTS OF DEFAULT

         Section 8.01 Events of Default. If any of the following events shall occur:

         (1) The Borrower should fail to pay the principal of, or interest on, the Note, or any amount of a commitment or other fee, as and when due and payable;

         (2) Any representation or warranty made or deemed made by the Borrower in this Agreement or the Security Agreement or by the Guarantor in the Guaranty or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

         (3) The Borrower or the Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, Vl, or Vll hereof;

         (4) The Borrower or any of its Subsidiaries or the Guarantor shall (a) fail to pay any indebtedness for borrowed money (other than the Note) of the Borrower or such Subsidiary or the Guarantor, as the case may be, or any interest or premium thereon, when due whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (5) The Borrower or any of its Subsidiaries or the Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of custodian, receiver, or trustee for it or a substantial apart of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty
(30) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship t continue undischarged for a period of thirty (30) days or more;

         (6) One or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

         (7) The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement;

         (8) The Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty;

         (9) Any of the following events shall occur or exist with respect tot the Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; and Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to terminate a Plan; or

         (10) If the Bank receives its first notice of a hazardous discharge or an environmental complaint from a source other than the Borrower, and Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given by Certified Mail, Return Receipt Requested) of such hazardous discharge or Environmental complaint from the Borrower within twenty-four (24) hours of the time the Bank first receives said notice from a source other than the Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (a) the Borrower can prove to the Bank's satisfaction that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or {ii) proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergency relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim; then, and in any such event, the Bank may, by notice to the Borrower, (1 ) declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (2) declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

         (11) The death or incompetence of Eli E. Hertz. (This clause shall become null and void upon Borrower's compliance with Paragraph 3.01(11).

         Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

                                   ARTICLE IX
                                 MISCELLANEOUS

         Section 9.01 Amendments, Etc. No amendment, modification, termination, or waiver Of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless he same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 9.02 ; Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing [including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, if to the Borrower, at its address at 321 Fifth Avenue, New York, NY, 10016 Attention:
Mr. Eli E. Hertz, President, and if to the Bank, at its address at 1 Rockefeller Plaza, New York, NY 10020, Attention: Mr. Marvin Factor,

Vice President; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Except as otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank. All notices must be evidenced by receipt.

         Section 9.03 No Waiver. No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise of any such right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

         Section 9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

         Section 9.05 Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the delivery and filing of the Loan Documents (except for attorneys' fees), and of any amendment, modification, or supplement to the Loan Documents. The Borrower agrees to pay all such costs and expenses, including attorneys fees and court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

         Section 9.06 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

         Section 9.07 Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

         Section 9.08 Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York

         Section 9.09 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, s to such jurisdiction, be ineffective t the extent of such prohibition or unenforceability without invalidating the remaining provision of such Loan Document of affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 9.10 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

         Section 9.11 Jury Trial Waiver. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EACH PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK IN ENTERING INTO THIS AGREEMENT. BORROWER FURTHER ACKNOWLEDGES THAT THIS JURY TRIAL WAIVER PROVISION HAS BEEN EXPLAINED TO IT BY ITS COUNSEL AND THAT IT UNDERSTANDS AND AGREES TO SAME. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT THIS AGREEMENT OR ANY DOCUMENT RELATING HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENT, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

         THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY

REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS. SUCH SERVICE WILL BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto by their respective corporate officers "hereunto duly authorized, all as of the date first hereinabove written.

         United Mizrahi Bank and Trust Company

By:      /s/ Marvin Factor
         MARVIN FACTOR, Vice President


By:      /s/ Marvin Veitch
         MARVIN VEITCH, Vice President


         Hertz Computer Corporation

By:      /s/ Eli E. Hertz
         ELI E. HERTZ, President



STATE OF NEW YORK
COUNTY OF NEW YORK

         SWORN TO, SUBSCRIBED AND ACKNOWLEDGED before me this 28th day of June, 1995, by MARVIN FACTOR as Vice President of United Mizrahi Bank and Trust Company, a New York chartered commercial bank, on behalf of said bank.

     /s/ Eric S. Goldman
Notary Public, State of New York
My Commission Expires: 6/29/97